Exhibit 99.1

US FOODS ANNOUNCES CHANGES TO BOARD OF DIRECTORS

ROSEMONT, Ill., (BUSINESS WIRE) – July 19, 2016 – US Foods Holding Corp. (NYSE: USFD) announced today that Timothy R. McLevish has resigned effective immediately from his position on the Board of Directors after it was announced that he will become the Executive Chairman of Lamb Weston Holdings, Inc. upon the completion of its planned spinoff. Because Lamb Weston is a significant supplier to US Foods, McLevish would no longer qualify as an independent director.

The company also announced the election of two new members of the Board of Directors:

•	David Tehle retired in 2015 as Executive Vice President and Chief Financial Officer of Dollar General Corporation, a role he had held since 2004. Prior to Dollar General, he was Chief Financial Officer of Haggar Corporation. He is currently on the Board of Directors for Genesco and serves on the Board of Directors of Jack in the Box as an Audit Committee member and Finance Committee chair. David will serve as the new chairman of the Audit Committee for US Foods.

•	Court Carruthers spent 13 years in senior leadership roles at W. W. Grainger, Inc., most recently as Group President, Americas, where he was responsible for the company’s operations in the Americas, as well as eCommerce and technology innovation globally. He is currently a director and audit committee member of Ryerson Holding Corporation and serves on the board of multiple private companies, including Follett Corporation. Court is a CPA, CMA (Canada).

“We wish Tim all of the best in his new endeavor,” said Pietro Satriano, President and Chief Executive Officer of US Foods. “I’m pleased to welcome David and Court to the Board. Both bring public company and audit experience, as well as a wealth of business and finance expertise.”

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurateurs and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. and generates approximately $23 billion in annual revenue.

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Media Contact:

Debra Ceffalio

847.720.1652

Debra.ceffalio@usfoods.com

Investor Relations Contact:

Melissa Napier

847.720.2767

Melissa.napier@usfoods.com

Source: US Foods